CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

As the independent accounting firm for Scharf Investments, LLC, we hereby consent to (i) reference to the use of return information that has been derived from information that has been examined by Ashland Partners & Company LLP noted on the Independent Accountant’s Reports dated January 23, 2015 and (ii) to all references to our firm included in or made a part of the Prospectus and Statement of Additional Information for the Scharf Fund and Scharf Balanced Opportunity Fund.

By: /s/ Jessica Parker
Jessica Parker, CPA, CIPM
Partner

Ashland Partners & Company LLP.
525 Bigham Knoll, Suite 200
Jacksonville, OR 97530

January 23, 2015